Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-167807

September 27, 2010

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-167807

September 27, 2010

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Gold

Fore more information on gold investing and IAU, call a specialist at 1.800.iShares (1.800.474.2737)

Gold

Home > Portfolio Strategies > Asset Class Solutions > Gold

Gold Investment Overview

Gold is a physical asset that is accumulated, rather than consumed. This differentiates it from investment assets such as equities and fixed income instruments (which are claims on future cash flows), other commodities such as oil (which are consumed), and paper money (which can be more easily destroyed). These traits are among the reasons why gold may perform differently than other investments.

ETF in Focus

IAU iShares Gold Trust See IAU Product Details

Exchange Traded Liquidity

10-Day Average Trading Volume 2,470,972

as of 09/21/2010

Bid/Ask Spread $0.00

as of 09/22/2010 04:00 pm EST

Low Cost

Sponsor’s Fee 0.25%

Exposure to Gold

The Trust holds fully allocated gold daily, and does not allow issuance of shares on unallocated amounts.

Minimum Investment

Shares 1

See iShares IAU Product Details »

iShares Gold Trust Prospectus (IAU)

Gold Supply and Demand

BlackRock’s Kayvan Malek discusses the factors that affect the supply and demand of gold. (1 mins)

Watch See all videos

Gold Investment Options

Exchange Traded Liquidity [GRAPHIC APPEARS HERE] Low Cost Exposure to Gold Low Minimum Investment

Gold ETFs ? ? ? ?

Gold Coins ? ?

Futures and Options ? ? ?

Gold Mining Stocks ? ? ?

See details of the gold ETF from iShares

Gold ETFs

Exchange traded products, such as the iShares Gold Trust (IAU), represent an innovation for accessing the gold market. These investment vehicles typically offer the ability for investors to buy and sell their investment in gold through a brokerage account.

Physical Gold (i.e. Gold Coins)

Holding bullion, jewelry, coins and gold certificates provides pure access to gold. These forms of gold exposure, however, generally are not as liquid as holding a security (like a stock or futures contract) and may be impractical or costly to store buy and/or secure.

Derivatives (i.e. Futures, Options)

Derivatives and future contracts have predominately been limited to large institutional investors with the resources and experience to administer these positions. The cost of futures contracts can be significant due to the need to sell and reenter a position as it nears expiration.

Gold Mining Stocks

Prior to the introduction of exchange traded products, mutual funds presented the most viable option for individual investors or small institutions seeking to invest in gold because mutual funds provide convenient access to gold-linked investments at generally reasonable costs and low investment minimums. There are approximately 20 mutual funds encompassing over $29 billion in assets providing exposure to gold.* Investing in the equities of mining companies, however, provides imprecise exposure to gold given that mining companies may hedge their exposure to the price of gold. The five-year average correlation of precious metal mutual funds to the gold spot price is 0.75, while the five-year average correlation of precious metal mutual funds to the S&P 500 Index is 0.41**

*Source: Morningstar, as of 4/30/2010

**Source: Morningstar, as of 3/31/2010

Related Resources

Insights into Investing in Gold Whitepaper: 8 pages

iShares Gold Trust FAQ Brochure: 8 pages

iShares Gold Trust Fact Sheet (IAU) Fact Sheet: 2 pages

iShares Gold Trust Prospectus (IAU) Prospectus: 44 pages

Historical Price of Gold

1200
1000
800
600
400
200
Dollars Per Ounce
Global market uncertainty
Rapid increase in oil prices, Middle East crises, high US inflation
Strong US dollar, strengthening US stock market, relatively low US inflation
Persian Gulf War
Strong Japanese growth, weakening US dollar
Weak US dollar, inflationary concerns
1975
1980
1985
1990
1995
2000
2005
2010

Source: Bloomberg, as of 5/31/10. The gold spot settlement price is determined from the input of member firms; the spot price for gold is determined daily by the five member firms of the London Fix. Despite the differing pricing processes and the New York/London time difference, the prices of gold as measured by the two pricing methods have had a correlation of .9866 for the three-year period ending May 31, 2010.

See details of the gold ETF from iShares »

<< Previous

managing director with BlackRock's Global Strategies Group, why this "noble" metal continues to attract investor attention. iS-3416

(6 mins)

Listen

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Related Resources

- Insights into Investing in Gold
  Whitepaper: 8 pages
- iShares Gold Trust FAQ
  Brochure: 8 pages
- iShares Gold Trust Fact Sheet (IAU)
  Fact Sheet: 2 pages
- iShares Gold Trust Prospectus (IAU)
  Prospectus: 44 pages

BLACKROCK

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iShares Gold Trust ("Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not NAV). Brokerage commissions will reduce returns.

Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust's expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. **For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.**

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.

The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor's fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the trust may occur at a time when the disposition of the trust's gold will result in losses to investors.

Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

Shares of the iShares Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

BlackRock Asset Management International Inc. ("BAMII") is the sponsor of the Trust. BlackRock Fund Distribution Company ("BFDC"), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc.

Although shares of the iShares® Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called Baskets.

"Commodity Exchange, Inc.," and "COMEX" are trademarks of Commodity Exchange, Inc., and have been licensed for use for certain purposes to BlackRock, Inc., and the iShares® Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the Trust.

©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

IS-3361
© Copyright 2010

iShares
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» Gold

Gold

For more information on gold investing and IAU, call a specialist at 1.800.iShares (1.800.474.2737)


iAU

Gold Overview | Diversification Benefits | Investment Strategies

How does gold impact your portfolio?

Many investors today already diversify their portfolios across style, sectors and geographies. By including new asset classes that have low historical correlation to asset classes that are currently in their portfolio, investors can help further reduce portfolio volatility.

Gold has historically shown little to no correlation to major asset classes, including commodities. And while the price of gold is volatile, gold has historically displayed lower volatility than major asset classes over both long and short time periods. As a result, a small allocation to gold may help improve the risk/return trade-off of investment portfolios.

The following chart illustrates the historical effect of adding small amounts of gold to a diversified portfolio. As you can see, allocating 5% of the portfolio to gold improved the risk/return relationship of the portfolio primarily by reducing risk. You can see the effect of adding 10% or 20% as well.

Allocation to Gold: ○ 0% ◉ 5% ○ 10% ○ 20%

Portfolio Risk v. Return as of 8/31/10


10%
5%
0%
Average Annualized Return
HIGHER RISK →
HIGHER RETURN →
1 Year
10 Years
5 Years
3 Years
7.5%
8%
8.5%
9%
9.5%
10%
10.5%
11%
11.5%
Standard Deviation

	10 yr Correlation to Gold *	Allocation
Gold	1.00	5.00%
US Large Cap Stocks	0.02	33.25%
US Mid/Small Cap Stocks	0.00	4.75%
International Stocks	0.16	19.00%
US Broad Fixed Income	0.29	38.00%

Allocation to Gold: 5%



*as of 8/31/10

Past performance does not guarantee future results.

Standard Deviation: The Standard Deviation is the statistical measure of the degree to which an individual value in a probability distribution tends to vary from the mean of the distribution. It is widely applied in modern portfolio theory, where the past performance of securities is used to determine the range of possible future performance, and a probability is attached to each performance.

Sources: LBMA, S&P, MSCI, Barclays Capital, BlackRock. Ten-year correlations based on monthly returns. Gold: London PM Fix; US Large Cap: S&P 500® Index; US Mid/Small Cap: S&P 600 Index; Developed International: MSCI EAFE Index; US Fixed Income: Barclays Capital U.S. Aggregate Bond Index.

See details of the gold ETF from iShares »

ETF in Focus

IAU **iShares Gold Trust**
See IAU Product Details

Exchange Traded Liquidity

10-Day Average Trading Volume as of 09/21/2010	**2,470,972**
Bid/Ask Spread as of 09/22/2010 04:00 pm ET	**$0.00**

Low Cost

Sponsor's Fee	**0.25%**

Exposure to Gold

The Trust holds fully allocated gold daily, and does not allow issuance of shares on unallocated amounts.

Minimum Investment

Shares	**1**

See iShares IAU Product Details »

Video



Kayvan Malek on Gold

BlackRock's Kayvan Malek discusses what sets gold apart as an investment vehicle.
(1 mins)

Watch

See all videos

Related Resources

- Insights into Investing in Gold
  Whitepaper: 8 pages
- iShares Gold Trust FAQ
  Brochure: 8 pages
- iShares Gold Trust Fact Sheet (IAU)
  Fact Sheet: 2 pages
- iShares Gold Trust Prospectus (IAU)
  Prospectus: 44 pages

Company Info

About iShares

Press Room

Careers

Contact Us

BlackRock, Inc.

Help

FAQs

Glossary

Legal Info

Privacy Policy

Terms & Conditions

Prospectus

Other Products

iShares 401k

iShares 529

iPath ETNs

Charitable Giving

Stay Connected to iShares

Subscribe to get free market commentaries, reports and more. FP

Subscribe to our Podcasts

iShares Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737. Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not NAV). Brokerage commissions will reduce returns. Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares. The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor’s fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the trust may occur at a time when the disposition of the trust’s gold will result in losses to investors. Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid. Shares of the iShares Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trust. BlackRock Fund Distribution Company (“BFDC”), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc. Although shares of the iShares® Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called Baskets. “Commodity Exchange, Inc.,” and “COMEX” are trademarks of Commodity Exchange, Inc., and have been licensed for use for certain purposes to BlackRock, Inc., and the iShares® Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the Trust. ©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

/$$WIDOW

iS-3361

© Copyright 2010

iShares
Sign In | Register for Premium Content | Contact Us | USA (Change)
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iSHARES ETFs | UNDERSTANDING ETFs | PORTFOLIO STRATEGIES | TOOLS & CHARTS | ADVISOR RESOURCES
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Home > Portfolio Strategies > Asset Class Solutions > Gold

Overview
Investment Strategies
Asset Class Solutions
Large-Cap Equity
Small-Cap Equity
Developed International
Fixed Income
Emerging Markets
Alternatives
» Gold

Gold

For more information on gold investing and IAU, call a specialist at **1.800.iShares** (1.800.474.2737)


iAU

Gold Overview | Diversification Benefits | Investment Strategies

Investment Strategies

Gold is a potential "safe haven"

Gold has historically maintained its value during times of economic or political uncertainty. Investors have often retreated to gold when equity markets are struggling. Gold has exhibited positive performance during four of the five worst quarters of the S&P 500 Index's performance since 1973. In addition, gold exhibited positive performance during seven of the ten worst quarters in the S&P 500 Index's performance since 1973*.

Gold performance during down markets


Gold quarterly return
S&P 500 Index quarterly return
Q3 1974
-26.1%
4.7%
Q4 1987
-23.2%
5.4%
Q4 2008
-22.6%
-1.7%
Q3 2002
-17.6%
1.6%
Q3 2001
-15.0%
8.3%
-30%
-24%
-18%
-12%
-6%
0%
6%

*Sources: Bloomberg, BlackRock, as of 4/30/10. Gold: London PM Fix. **Index and gold spot returns are for illustrative purposes only and do not reflect any fees or transaction costs. One cannot invest directly in an index or benchmark. Past performance does not guarantee future results.**

Potential hedge against rising inflation

Rising inflation can be a result of two drivers, both of which may have an effect on the price of gold. Inflation can be the result of economic prosperity, in which case increased consumer wealth may drive an increased demand for luxury goods such as jewelry. In addition, inflation may be caused by relaxing monetary policy and increased money supply under times of economic distress. In this case, the price of gold may rise as investors seek to protect their wealth during economic uncertainty.

Gold vs. Inflation


Gold
CPI
16%
12%
8%
4%
0
-4%
160%
120%
80%
40%
0
-40%
Twelve-Month Change in CPI
Twelve-Month Change in Gold Price

Sources: Bloomberg, BlackRock, as of 4/30/10. Gold: London PM Fix.

ETF in Focus

iShares Gold Trust
See IAU Product Details

Exchange Traded Liquidity

10-Day Average Trading Volume as of 09/21/2010	2,470,972
Bid/Ask Spread as of 09/22/2010 04:00 pm ET	$0.00

Low Cost

Sponsor's Fee	0.25%

Exposure to Gold

The Trust holds fully allocated gold daily, and does not allow issuance of shares on unallocated amounts.

Minimum Investment

Shares	1

See iShares IAU Product Details »


Unaccounted
Jewelry
Central Banks
Private Investment
Other Manufacturing

Investing in Gold (pdf)

Many factors have increased interest in gold as both a short- and long-term investment.

Related Resources

Insights into Investing in Gold
Whitepaper: 8 pages

iShares Gold Trust FAQ
Brochure: 8 pages

iShares Gold Trust Fact Sheet (IAU)
Fact Sheet: 2 pages

iShares Gold Trust Prospectus (IAU)
Prospectus: 44 pages

Potential hedge against rising inflation

Rising inflation can be a result of two drivers, both of which may have an effect on the price of gold. Inflation can be the result of economic prosperity, in which case increased consumer wealth may drive an increased demand for luxury goods such as jewelry. In addition, inflation may be caused by relaxing monetary policy and increased money supply under times of economic distress. In this case, the price of gold may rise as investors seek to protect their wealth during economic uncertainty.

Investing in Gold (pdf)

Many factors have increased interest in gold as both a short- and long-term investment.

Related Resources

Insights into Investing in Gold Whitepaper: 8 pages

iShares Gold Trust FAQ Brochure: 8 pages

iShares Gold Trust Fact Sheet (IAU) Fact Sheet: 2 pages

iShares Gold Trust Prospectus (IAU) Prospectus: 44 pages

Sources: Bloomberg, BlackRock, as of 4/30/10. Gold: London PM Fix.

Potential hedge against devaluing dollar

The US dollar is widely viewed as the world’s main trading currency. Gold has historically been regarded as a good hedge when the dollar weakens relative to other currencies.

The chart below shows the historical relationship between the price of gold and the US Dollar Index. The US Dollar Index is a measure of the value of the US dollar relative to a basket of foreign currencies. When the US Dollar Index is positive, it indicates a strengthening US dollar. As the chart below shows, a strengthening US dollar has historically been negatively correlated with gold.

Company Info

About iShares

Press Room

Careers

Contact Us

BlackRock, Inc.

Help

FAQs

Glossary

Legal Info

Privacy Policy

Terms & Conditions

Prospectus

Other Products

iShares 401k

iShares 529

iPath ETNs

Charitable Giving

Stay Connected to iShares

Subscribe to get free market commentaries, reports and more. FP

Subscribe to our Podcasts

iShares Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737. Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not NAV). Brokerage commissions will reduce returns. Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares. The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor’s fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the trust may occur at a time when the disposition of the trust’s gold will result in losses to investors. Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid. Shares of the iShares Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trust. BlackRock Fund Distribution Company (“BFDC”), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc. Although shares of the iShares® Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called Baskets. “Commodity Exchange, Inc.,” and “COMEX” are trademarks of Commodity Exchange, Inc., and have been licensed for use for certain purposes to BlackRock, Inc., and the iShares® Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the Trust.

©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.